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                                                                   Exhibit 10.42


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 30, 2000 (the "Employment Agreement"), by and between PeopleMover, Inc. ("PeopleMover" or the "Employer") and Patrick S. Moore (the "Employee").

         WHEREAS, Opus360 Corporation ("Opus360"), Opus PM Acquisition Corp. ("Opus PM"), PeopleMover and the other parties signatories thereto have entered into an Agreement and Plan of Merger, dated as of January 30, 2000 (the "Merger Agreement"), pursuant to which Opus360 is purchasing all of the outstanding shares of common stock, par value $0.001 per share ("PeopleMover Common Stock") of PeopleMover by means of a statutory merger (the "Merger") of Opus PM with and into PeopleMover with PeopleMover remaining as the surviving corporation (the "Surviving Corporation");

         WHEREAS, the execution, delivery and performance of this Employment Agreement by Employee is an express condition to the Merger Agreement and a material inducement to Opus360 and Opus PM to enter into the Merger Agreement;

         WHEREAS, the execution, delivery and performance of Employee's Confidentiality and Non-Competition Agreement dated as of January 30, 2000 by Employee is an express condition to the Merger Agreement and to Employee's Employment Agreement and a material inducement to Opus360 and Opus PM to enter into the Merger Agreement and Employee's Employment Agreement; and

         WHEREAS, it is the desire of Employer and Employee that Employee be employed as Vice President, Business Development for the Applications and Procurement Services Group.

         NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

                  1. Duties; Term.

         Employer agrees to employ Employee, and Employee agrees to be so employed, as Vice President, Business Development for the Applications and Procurement Services Group, or such other title as may be given to Employee from time to time, reporting directly to the Senior Vice President, Application and Procurement Services Group for Employer and indirectly to the Executive Vice President, Business Development for Opus360. This Employment Agreement shall commence on the Closing Date (as defined in the Merger Agreement), and shall expire on the third anniversary of such Closing Date, unless sooner terminated in accordance with Section 4 hereof (the "Term"). On the third anniversary of the Closing Date and on each subsequent anniversary thereof, the Term shall be extended for one (1) additional year, unless, no later than sixty (60) days before such anniversary, either party shall have given notice to the other that it does not wish to extend the Term of this Employment Agreement. Without limiting the foregoing, Employee shall be responsible for providing such duties as may be assigned by Employee's supervisor and as are appropriate to Employee's position. Employee agrees to perform Employee's duties to the best of his abilities and to devote all of his professional time, attention and energy to the business of Employer; PROVIDED, HOWEVER, that Employee may (i) engage in activities in connection with charitable or civic activities; (ii) serve as an executor, trustee or in other similar fiduciary capacity, if in each case, such activities do not interfere with Employee's services hereunder; and (iii) with the prior approval of Employer, serve on boards of corporations or business enterprises so long as such Board activities do not interfere with Employee's performance of his obligations under this Agreement.

                  2. Compensation.

                  (a) Salary. During each year of the Term, Employer shall pay to Employee a salary of $125,000.00 per annum, less all applicable federal, state and local withholding taxes payable in accordance with Employer's standard payroll policies (the "Annual Salary"). The Annual Salary shall be reviewed at least annually during the Term, and may be increased in the sole discretion of Employer.


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                  (b) Options. Pursuant to Sections 2.3 and 5.14 of the Merger
Agreement, any PeopleMover Options (as defined in the Merger Agreement) granted prior to the Effective Time (as defined in the Merger Agreement) shall be exchanged for options ("Adjusted Options") to purchase a number of shares of common stock of Opus360. Employee acknowledges and agrees that the additional 275,000 PeopleMover Options granted to Employee in the period between the execution of the Merger Agreement and the Effective Time have been granted to Employee by PeopleMover. Adjusted Options shall be governed by the PeopleMover Stock Option Plan. For purposes of the vesting of Adjusted Options, the original date of grant and the original vesting schedule shall govern the terms of such Adjusted Options. During the Term, Employer, in its sole discretion, may grant additional options to purchase common stock of Opus360 to Employee ("Opus360 Options" and collectively with the Adjusted Options, the "Options"). All of Employee's Opus360 Options shall be subject to the terms and conditions of the Opus360 Stock Option Plan, as may be amended from time to time, and any agreements evidencing such Opus360 Options.

                  (c) Waiver. Employee hereby waives, releases and forever discharges any and all rights to any accelerated vesting and/or exercisability of any equity-based awards previously granted by PeopleMover, severance payments, and/or any other payments or sums which may otherwise have been owed to Employee in connection with any change in control of PeopleMover, including, without limitation, the offer letter from PeopleMover dated July 27, 1999.

                  3. Benefits; Expense Reimbursement.

         During the Term, Employee shall be eligible to participate in any generally available group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans and compensation programs maintained by Employer, subject in each case to the generally applicable terms and conditions of the applicable plan or program. Employee further shall be entitled to reimbursement by Employer for all direct out-of-pocket expenditures made by him on Employer's behalf in the performance of his services under this Employment Agreement, subject to any reasonable recordkeeping, reporting and other requirements imposed from time to time by Employer. During each year of the Term, Employee shall be entitled to the greater of two (2) weeks of vacation, or the vacation benefit afforded to similarly situated employees of the Employer, including, without limitation, giving credit tenure for PeopleMover.

                  4. Employment Termination.

                  (a) Termination by Employer for Cause. Notwithstanding anything to the contrary herein contained, Employer may terminate immediately the employment of Employee without notice and without pay in lieu of notice:

                  (i) if Employee commits an act of theft, fraud or material dishonesty or misconduct involving the property or affairs of Employer or the carrying out of Employee's duties;

                  (ii) if Employee commits a material breach or material non-observance of any of the terms or conditions of this Employment Agreement; PROVIDED, HOWEVER, that, if such breach or non-observance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such breach or non-observance is capable of cure within a reasonable time of such notice;

                  (iii) if Employee is convicted of a felony;

                  (iv) if Employee refuses or fails to follow any lawful directive related to the Employer's business issued by Employer's Board of Directors or the person to whom the Employee reports; PROVIDED, HOWEVER, that, if such refusal or failure is capable of cure, Employee is given written notice identifying any such refusal or failure with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such refusal or failure is capable of cure within a reasonable time of such notice;


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                  (v) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer or any of its subsidiaries or affiliates is a party without making disclosure to and obtaining prior written consent of Employer;

                  (vi) if Employee habitually fails to perform or performs his duties or responsibilities hereunder incompetently in any material respect, or if Employee is inexcusably or repeatedly absent from work or if Employee is absent for a prolonged period of time (other than as a result of, or in connection with, a disability or a legally protected leave) (collectively "Non-Performance"); PROVIDED, HOWEVER, that, if such Non-Performance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within ten
(10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such Non-Performance is capable of cure within a reasonable time of such notice; or

                  (vii) if Employee breaches any obligation under the Confidentiality and Non-Competition Agreement which is being executed by Employee simultaneously herewith;

PROVIDED, HOWEVER, that with respect to Subsections (a)(ii), (iv) and (vi), the Employer shall only be required to provide notice and opportunity to cure on one
(1) occasion.

         Upon the termination of Employee's employment pursuant to this Subsection (a), the employment of Employee hereunder shall be wholly terminated. Upon any such termination, Employee shall have no claim against Employer in respect of his employment for damages or otherwise except in respect of payment of Annual Salary earned, due and owing and unused vacation time to the date of termination. Further, following any termination for Cause, Employee shall forfeit all of Employee's unvested options.

                  (b) Termination by Employer Without Cause. Notwithstanding anything herein to the contrary, Employer may terminate Employee's employment hereunder at any time, for any reason or no reason, on not less than fifteen
(15) days' prior written notice, or with fifteen (15) days' pay in lieu of such notice. In the event of termination pursuant to this Subsection (b), Employee will be entitled to Employee's continued Annual Salary and to all insurance benefits for a period of one (1) year at the rate in effect on the date of Employee's termination and to any bonus earned but not yet paid; PROVIDED, HOWEVER, that Employee's right to receive the salary continuation payments provided for in this Section 4(b) shall be (i) conditioned upon continued compliance with Employee's obligations under the Confidentiality and Non-Competition Agreement upon Employee's, (ii) conditioned upon Employee's good faith efforts to obtain replacement employment that provided for a comparable salary, and (iii) reduced by any salary payments that Employee receives from such replacement employment. If Employee is terminated under this Subsection (b) prior to the first anniversary of the date of this Employment Agreement, notwithstanding anything to the contrary contained herein or in the applicable stock option agreements, then (x) the Employee's Options shall continue to vest as if Employee's employment hereunder had continued until the second anniversary of the date of this Employment Agreement, and (y) all Options and other equity based awards which have vested shall be exercisable by the Employee for their full remaining terms. If Employee is terminated under this Subsection (b) on or after the first anniversary of the date of this Employment Agreement but on or prior to the third anniversary of the date of this Employment Agreement, notwithstanding anything to the contrary herein or in the applicable stock option agreement or in any other agreement, then (x) one-half (1/2) of the unvested Employee's Options that would have vested on or prior to the third anniversary date of the Closing Date shall continue to vest as if the Employee's employment hereunder had continued until the third anniversary of this Employment Agreement, and (y) all Options and other equity based awards which have vested shall be exercisable by the Employee for their full remaining terms. If Employee is terminated under this Subsection (b) during any one-year extension hereof as permitted under Section 1, then one-half (1/2) of the unvested Employee's Options that would have vested during the remainder of such one-year extension shall continue to vest as if the Employee's employment hereunder had continued through the remainder of such one-year extension.

                  (c) Termination by Employer Due to Death or Disability. The employment of Employee shall, at the option of Employer, terminate immediately in the event of his death or permanent disability, in which case notice in writing from Employer shall be sent to Employee or his legal representative. In the event of termination under this Subsection (c), in addition to any disability benefit coverage to which he


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may be entitled under any disability insurance programs maintained by
Employer in which he is a participant, Employee will be paid an amount equal to the difference between (i) six (6) months salary at Employee's Annual Salary rate as in effect on the date of the termination under this Subsection
(c) and (ii) the amount of disability benefits for a six-month period payable to Employee under Employer's long-term disability program in which he is a participant. Except as provided in the preceding sentence, Employee shall be entitled to no additional compensation under this Employment Agreement following the date of termination under this Subsection (c), other than Annual Salary earned but not paid, and unused vacation time accrued, through the date of termination. For purposes of this Employment Agreement, a permanent disability shall mean an illness, disease, mental or physical disability or other causes beyond Employee's control which makes Employee incapable of discharging his duties or obligations hereunder, or causes Employee to fail in the performance of his duties hereunder, for six (6) consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the Board. Further, following any termination under this Subsection (c), Employee shall forfeit all of Employee's unvested options.

                  (d) Termination by Employee For Good Reason. Employee may terminate, without liability, this Employment Agreement for good reason, if (i) Employer breaches any material term of this Employment Agreement, provided that, if such breach is capable of cure, such breach continues for a period of fifteen
(15) days after Employer receives written notice of such breach by Employee identifying such breach with particularity, (ii) there is any reduction in Employee's Annual Salary, (iii) a material reduction in Employee's duties or responsibilities without Employee's consent, or (iv) Employer requires employee to relocate his place of business outside of Los Angeles or Orange Counties during the first six (6) months of this Employment Agreement. In the event Employee terminates his employment under this Employment Agreement for Good Reason, Employee shall be entitled to receive the payments and the vesting rights set forth in, and as limited by, Section 4(b) above.

                  5. Successors and Assigns.

         This Employment Agreement and all of the rights and obligations hereunder shall be binding upon Employee and Employer and their respective successors and assigns. Employer will require any successor (whether by purchase, merger, consolidation, operation of law or otherwise) expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Effective upon such assumption, and consummation of the underlying transaction, Employer shall have no further obligation or liability under or with respect to this Employment Agreement.

                  6. No Third Party Beneficiary.

         This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

                  7. Notices.

         Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party's address set forth below such party's name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

                  8. Amendment.

         This Employment Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times


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to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.

                  9. Binding Effect.

         This Employment Agreement is not assignable by Employee. None of Employee's rights under this Employment Agreement shall be subject to any encumbrances or the claims of Employee's creditors. This Employment Agreement shall be binding upon and inure to the benefit of Employer and any successor organization which shall succeed to Employer by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of Employer (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of Employer hereunder).

                  10. Governing Law; Consent to Jurisdiction.

         This Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. Employee hereby irrevocably submits to the sole jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

                  11. Severability.

         If any provision of this Employment Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Employment Agreement shall remain in full force and effect. Moreover, if any one or more of the provisions of this Employment Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

                  12. Execution in Counterparts.

         This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

                  13. Entire Agreement.

         This Employment Agreement sets forth the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and any other agreement between the parties and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties recognize and agree that Employee will be a party to a Confidentiality and Non-Competition Agreement and that Employee will be receiving stock options subject to the Merger Agreement and related documents including, without limitation, a stock option plan.

                  14. Titles and Headings.

         Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

                  15. Conflicts of Interest; Representations and Warranties.

         Employee specifically covenants, warrants and represents to Employer that he has the full, complete and entire right and authority to enter into this Employment Agreement, that he has no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to this Employment Agreement or which could interfere with Employee's performance under this Employment Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary


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nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to Employee's Employment Agreement and Employee's performance of his obligations to Employer during the Term will not breach any agreement by which Employee is bound not to disclose any proprietary information, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to Employer pursuant to this Employment Agreement.


                               *   *   *   *   *


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         IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the date first written above.


                                        /s/ Patrick S. Moore
                                        ------------------------------------
                                        Name:    Patrick S. Moore
                                        Address: 1940 Monterey Blvd.
                                                 Hermosa Beach CA 90254

                                        Facsimile: 310-376-8936


                                        PEOPLEMOVER, INC.


                                        By: /s/ Ari Horowitz
                                            --------------------------------
                                        Name: Ari Horowitz
                                        Title: Chief Executive Officer
                                        Address: PeopleMover, Inc.
                                                 Attn: Secretary
                                                 1500 Rosecrans
                                                 Third Floor
                                                 Manhattan Beach, CA 90266

                                        Facsimile: (310) 819-1901


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